Exhibit 99.1

                      [LETTERHEAD OF DANIEL GREEN COMPANY]

                                               February 26, 1996


To the Shareholders of Daniel Green Company:

         There have been a number of important recent developments regarding the Company which were the subject of a press release issued today. We wanted to be sure all shareholders were aware of these matters and we are enclosing a copy of the press release.

         With respect to the Shareholder Rights Plan, it was adopted by your Board of Directors at its meeting on February 9, 1996 after considering it carefully over several months. To implement the Plan, the Board declared a dividend of one common stock purchase right ("Right") for each share of Daniel Green Company common stock, $2.50 par value, outstanding on February 29, 1996. A summary of the Rights will be mailed to all shareholders by the Rights Agent in early March.

         The Board believes that the Plan will help protect your interests in the event that the Company is confronted with coercive or unfair takeover tactics. While there is nothing of this nature which is pending at this time, such a possibility cannot be ruled out and the Board felt that adopting a Plan was a prudent step to take for the benefit of all shareholders. Well over one thousand public companies have adopted plans similar to the one we have adopted.

         Your Board was aware when it acted that some people have advanced arguments that Rights of the sort we are issuing deter legitimate acquisition proposals. These arguments were carefully considered and we believe that they do not justify leaving shareholders without this protection against possible unfair treatment by a potential acquiror. The Plan does not preclude consideration of acquisition proposals that are fair and in the best interest of all shareholders. It is not aimed at preventing a takeover, but rather at better ensuring that any potential acquiror will negotiate with the Board, thereby enabling the Board to act more effectively to protect shareholder values.

         Issuance of the Rights does not in any way change the financial situation of the Company nor interfere with its business plans. The issuance of the Rights has no dilutive effect on the market value of the Company's Common Stock, will not affect earnings per share, nor is it taxable to the Company or to you.



       Robert J. Donough                           Warren J. Reardon, III
       Chairman                                    President